AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998

                                                  Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    --------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                    --------

                              NCS HEALTHCARE, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                       34-1816187
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

    3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122 (216) 464-5154
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                    --------

     Aberdeen Group, Inc. 1995 Amended and Restated             NCS HealthCare, Inc. 1996 Long Term Incentive Plan
        Employee Stock Purchase and Option Plan

    December 3, 1993 Amended and Restated Stock Option             December 28, 1994 Amended and Restated Stock Option
 Agreement by and between Aberdeen Group, Inc. and Richard       Agreement by and between Aberdeen Group, Inc. and Jeffrey
         L. Osborne, as amended December 7, 1995                        R. Steinhilber, as amended December 7, 1995

                                               (Full Titles of the Plans)

                                                                                          Copy to:
                       Jon H. Outcalt                                              Thomas F. McKee, Esq.
                   Chairman of the Board                                       Calfee, Halter & Griswold LLP
                    NCS HealthCare, Inc.                                      1400 McDonald Investment Center
             3201 Enterprise Parkway, Suite 220                                     800 Superior Avenue
                   Beachwood, Ohio 44122                                           Cleveland, Ohio 44114
                       (216) 464-5154                                                  (216) 622-8200

       (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                       Proposed
                                                        Maximum          Proposed Maximum
   Title of Securities to be        Amount to be    Offering Price      Aggregate Offering
           Registered                Registered      Per Share (1)          Price (1)           Amount of Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par
value per share, issuable upon
exercise of options                 883,528 (2)        $31.750            $28,052,014                    $8,276

============================================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices as quoted on The Nasdaq Stock Market for March 30, 1998.
(2) Of the 883,528 shares of Class A Common Stock being registered, an aggregate of (i) 18,978 shares are issuable upon exercise of options granted pursuant to the Aberdeen Group, Inc. 1995 Amended and Restated Employee Stock Purchase and Option Plan, (ii) 700,000 shares are issuable upon exercise of options granted pursuant to the NCS HealthCare, Inc. 1996 Long Term Incentive Plan, (iii) 46,092 shares are issuable upon exercise of options granted pursuant to the December 3, 1993 Amended and Restated Stock Option Agreement by and between Aberdeen Group, Inc. and Richard L. Osborne, as amended December 7, 1995, and (iv) 118,458 shares issuable upon exercise of options granted pursuant to the December 28, 1994 Amended and Restated Stock Option Agreement by and between Aberdeen Group, Inc. and Jeffrey R. Steinhilber, as amended December 7, 1995.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of NCS HealthCare, Inc. (the "Company"), previously filed with the Securities and Exchange Commission, are incorporated herein by reference:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

                  2. The Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1997 and December 31, 1997;

                  3. The Company's Current Reports on Form 8-K, dated January 6, 1998 and January 30, 1998; and

                  4.       The Company's Registration Statement on Form 8-A.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law sets forth the conditions and limitations governing the indemnification of officers, Directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner that he reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a Director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

         The Registrant's By-Laws, as amended, provide that the Registrant shall indemnify, to the fullest extent permitted by Delaware law, any Director or officer who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Registrant, or is or was serving at the request of the Registrant as a Director, officer, partner, trustee, employee or agent of another entity, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement) reasonably incurred by such person in connection therewith. In addition, provisions of the Registrant's By-Laws provide for the advancement of expenses, including attorneys' fees, incurred by a Director or officer of the Registrant in defending any proceeding for which indemnification is provided under the By-Laws upon receipt of an undertaking to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant as authorized in the By-Laws. In addition, the By-Laws permit the Registrant to maintain insurance, at its expense, to protect itself and any of its Directors or officers or individuals serving at the request of the Registrant as a Director, officer, partner, trustee, employee or agent of another entity, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Section 102(b) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's duty of care. Accordingly, the Registrant's Amended and Restated Certificate of Incorporation provides that a Director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit. The Registrant's Amended Certificate of Incorporation further provides that any repeal, amendment or other modification of the foregoing provisions will not affect the liability or alleged liability of any Director of the corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         In addition to the foregoing, the Registrant has entered into indemnity agreements with its executive officers and Directors. The indemnity agreements provide that the indemnitee will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines or amounts paid or incurred by them for settlement in any action or proceeding on account of their service as a Director or officer of the Registrant or of any subsidiary of the Registrant or of any other entity in which they are serving at the request of the Registrant.

         The agreements bind the Registrant to provide indemnification to its Directors and executive officers whether or not the Registrant maintains Directors' and officers' liability insurance coverage and regardless of any future changes in the By-Laws. The protection to be afforded Directors and executive officers by the agreements is broader than that provided under the indemnification provisions contained in the By-Laws, in that the agreements expressly provide for the advancement of expenses and for indemnification with respect to amounts paid in settlements of derivative actions.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See the Exhibit Index at Page E-1 of this Registration Statement.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                            (i)     To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
                           Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on April 3, 1998.

                                                  NCS HEALTHCARE, INC.


                                                  By: /s/ Kevin B. Shaw
                                                     ---------------------------
                                                     Kevin B. Shaw, President
                                                     and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Jon H. Outcalt, Kevin B. Shaw, Gerald D. Stethem, Thomas F. McKee and John J. Jenkins, or any one or more of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents, or any one of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 3, 1998.


/s/ Jon H. Outcalt                          Chairman of the Board of Directors
------------------------------
Jon H. Outcalt


/s/ Kevin B. Shaw                           President, Chief Executive Officer
------------------------------              and Director (Principal Executive
Kevin B. Shaw                               Officer)


/s/ Gerald D. Stethem                       Chief Financial Officer (Principal
------------------------------              Accounting and Financial Officer)
Gerald D. Stethem


/s/ A. Malachi Mixon III                    Director
------------------------------
A. Malachi Mixon III


/s/ Boake A. Sells                          Director
------------------------------
Boake A. Sells


/s/ Richard L. Osborne                      Director
------------------------------
Richard L. Osborne


/s/ Phyllis K. Wilson                       Director
------------------------------
Phyllis K. Wilson

                              NCS HEALTHCARE, INC.
                                  EXHIBIT INDEX
                                  -------------

   Exhibit No.                         Exhibit Description
   -----------                         -------------------
       4.1         Amended and Restated Certificate of Incorporation of the
                   Company.

       4.2         By-Laws of the Company, as amended.

       4.3         Specimen certificate of the Company's Class A Common Stock.
                   (A)

       4.4         Specimen certificate of the Company's Class B Common Stock.
                   (A)

       4.5         Form of 5-3/4% Convertible Subordinated Debentures due 2004.
                   (B)

       4.6 Indenture, dated August 13, 1997, between the Company and National City Bank, as Trustee. (B)

       4.7         1996 Long Term Incentive Plan. (A)

       4.8 Aberdeen Group, Inc. 1995 Amended and Restated Employee Stock Purchase and Option Plan. (A)

       4.9 Amended and Restated Stock Option Agreement, dated as of December 7, 1995, by and between Aberdeen Group, Inc. and Richard L. Osborne. (A)

       4.10 Amended and Restated Stock Option Agreement, dated as of December 7, 1995, by and between Aberdeen Group, Inc. and Jeffrey R. Steinhilber. (A)

       5.1 Opinion of Calfee, Halter & Griswold LLP as to the validity of the shares of Class A Common Stock.

      15.1 Letter of Ernst & Young LLP regarding unaudited interim financial information.

      23.1         Consent of Calfee, Halter & Griswold LLP (included in Exhibit
                   5.1 of this Registration Statement).

      23.2         Consent of Ernst & Young LLP.

      24.1         Power of Attorney (see page II-4 of this Registration
                   Statement).

      24.2         Power of Attorney and related certified resolution.
------------------

(A) Incorporated herein by reference to the appropriate exhibit to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-80455).
(B) Incorporated herein by reference to the appropriate exhibit to the Registrant's Registration Statement on Form S-3, as amended (Reg. No. 333-35551).



                                      E-1